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                                                                   EXHIBIT 10.16

                [LETTERHEAD OF WEIGHT WATCHERS INTERNATIONAL, INC.]
                                  CONFIDENTIAL

August 30, 1996

Mr. Robert Mallow
12506 Slater
Overland Park, KS 66213

Dear Bob:

    I am pleased to confirm your promotion to Vice President of NACO, our North American Company-Owned Operations.

    Your newly adjusted bi-weekly salary will be $4,154, effective date to be discussed. You have significant scope to grow as the salary range for this position extends to over $150,000. In addition, you will participate in the HJH Shareholder's Success Plan incentive bonus scheme that is designed to award outstanding achievement generously. This year (FY97), WWI's operating income goals and the awards, stated as a percentage of your salary range mid-point of $132,417, are as follows:

                                                  MINIMUM     TARGET    MAXIMUM
                                                  --------   --------   --------
Consolidated O.I................................   $12MM      $15MM      $18MM
Award...........................................     12%        40%       100%

    Therefore, at Target, your bonus would be $53,000.

    You will no longer participate in the NACO Bonus Plan. You will be entitled to the use of a Company car with a value up to $25,000 while you are employed by WWI pursuant to the Heinz Executive Automobile Policy and Guidelines. Insurance, gas and maintenance are covered.

    You may spend up to $1,000 annually (any 12 months) for membership to a health club.

    You will be entitled to four weeks' vacation per year.

    You have already been awarded 5,000 options of Heinz stock in anticipation of this new assignment and you will be eligible for further awards under the Heinz policy.

    We have agreed that your primary residence and business location will remain in the Kansas City area, but that you will spend one to two weeks per month in our headquarters office in Woodbury, NY as necessary to fulfill your assignment. WWI will reimburse you for the traveling expenses incurred in this arrangement as per existing Company travel policies.

    In the event of termination of your employment by WWI for just cause, you will be eligible for salary continuation for a period of one year.

    I look forward to extending the long and mutually rewarding association we have had well into the future. You are being put in a position with the ability to make a significant contribution to the growth of WWI as a senior member of our management team.

Sincerely,